Omid Farokhzad, M.D.
Chief Executive Officer
Seer, Inc.
3800 Bridge Parkway
Redwood City, CA 94065

July 29, 2026

CONFIDENTIAL — DELIVERED PERSONALLY

The Special Committee of the Board of Directors
Seer, Inc.
3800 Bridge Parkway
Redwood City, CA 94065
Attention: Members of the Special Committee

Re: Revised Proposal to Take Seer, Inc. Private

Dear Members of the Special Committee:

After careful reflection, I am writing in my personal capacity as a stockholder of Seer, Inc. (the “Company”) — and not in my capacity as Chairman of the Board of Directors and Chief Executive Officer — to submit a revised non-binding proposal to acquire all of the outstanding shares of common stock of the Company that I do not already own (the “Revised Proposal”). As the Special Committee is aware, I submitted a prior proposal on July 1, 2026 (the “Prior Proposal”), which the Special Committee determined not to accept. I respect that determination and am submitting this Revised Proposal with updated economic terms for the Special Committee’s consideration.

The Revised Proposal consists of $2.45 per share in cash, which is unchanged from my prior proposal, plus two separate Contingent Value Rights (“CVRs”): (i) a tiered Revenue-Linked CVR of up to $0.33 per share tied to defined revenue milestones and (ii) a tiered Sale-Linked CVR of up to $4.91 per share tied to a future sale, license, or strategic disposition of the Company or its core assets following closing. In aggregate, the revised proposal will deliver up to $7.69 per share to shareholders compared to the $5.61 per share of the prior offer. The cash consideration represents a 41% premium to the 30-day volume weighted average trading price of the Company’s shares as of June 30, 2026 and, assuming full payment of the CVRs, the aggregate consideration represents a 342% premium.

Importantly, the Revised Proposal extends the expiration dates of both the Revenue-Linked CVR and the Sale-Linked CVR from 2031 to 2033, providing an additional two years for the Company, under private ownership, to achieve maximum revenue and to identify, negotiate, and consummate a value-maximizing sale, license, or strategic disposition of the Company or its core assets. This extended horizon is expressly designed to substantially increase the probability that stockholders receive a Sale-Linked CVR payment, and to meaningfully enhance the likelihood that stockholders receive a payment at or near the highest tier of the Sale-Linked CVR schedule — thereby maximizing their participation in the full strategic value of the Proteograph platform as it matures.

I stand by all of the observations set forth in my letter dated July 1, 2026 regarding why I believe Seer’s mission is best executed as a private company, why my proposal creates superior value for our stockholders, and why my proposal remains superior to the alternatives that have been proposed by the Radoff-JEC Group. I also remain personally committed to the structural commitments outlined in that letter, including retaining Seer’s scientific and commercial leadership, maintaining Redwood City as our operating headquarters, and accelerating investment in the Proteograph platform and pipeline.

I remain recused from all Board-level deliberations regarding this Revised Proposal, any competing proposal, and any related strategic review, and I will continue to cooperate fully with the Special Committee and its advisors.

Summary of Revised Proposal Terms

The Revised Proposal provides stockholders with certain, near-term cash through an upfront cash payment while also preserving meaningful upside participation through two CVR instruments that, together, cover the two key ways in which value can be realized from this platform — operating performance and strategic monetization. The Revised Proposal is not subject to a financing contingency.

Upfront Cash

At the closing of the transaction, Company shareholders would receive an immediate cash payment of $2.45 per share.

I have deliberately held the upfront cash consideration at the level proposed in my Prior Proposal, notwithstanding the meaningful additional upside now offered through the two CVRs. Preserving the Company’s cash balance at closing — rather than deploying incremental cash into a higher upfront payment — is essential to appropriately capitalizing Seer for the next phase of execution and to funding continued investment in the Proteograph platform, commercial expansion, and pipeline development. That capitalization is a direct enabler of the operating milestones underlying the Revenue-Linked CVR and, equally important, positions the Company to reach the strategic scale and inflection points required to command a premium valuation upon ultimate exit.

Two Separate CVRs

(A) Tiered Revenue-Linked CVR1 — Payable upon achievement of defined revenue milestones in calendar year 2033: $0.08 per share if revenue is between $50 million and $60 million, $0.17 per share if revenue is between $60 million and $70 million, $0.25 per share if revenue is between $70 million and $100 million and $0.33 per share if revenue exceeds $100 million.

(B) Tiered Sale-Linked CVR2 —Payable following any subsequent sale, divestiture, or strategic transaction involving the Company or its core assets occurring within 7 years of closing, above a defined threshold. Shareholders will receive $0.08 per share if the aggregate amount actually paid to the Company within 7 years of closing (the “Transaction Value”) is up to $100 million, $0.17 per share if the Transaction Value is between $100 million and $250 million, $0.50 per share if the Transaction Value is between $250 million and $400 million, $0.83 per share if the Transaction Value is between $400 million and $600 million, $1.33 per share if the Transaction Value is between $600 million and $800 million, $1.83 per share if the Transaction Value is between $800 million and $1.0 billion, $2.33 per share if the Transaction Value is between $1.0 billion and $1.2 billion, $2.91 per share if the Transaction Value is between $1.2 billion and $1.4 billion, $3.41 per share if the Transaction Value is between $1.4 billion and $1.6 billion, $3.91 per share if the Transaction Value is between $1.6 billion and $1.8 billion, $4.41 per share if the Transaction Value is between $1.8 billion and $2.0 billion and $4.91 per share if the Transaction Value exceeds $2.0 billion. The payment to shareholders will be increased by $5 million in the aggregate if the transaction is consummated within 12 months.

The potential value to be paid to stockholders from these CVRs will not be subject to dilution from future equity financings.

The CVRs are intended to be structured as non-tradeable CVRs that would enable the Company to terminate its reporting status as a public company. The payment terms for the CVRs are subject to further review in order to achieve that outcome.

Process, Conflicts, and Next Steps

This Revised Proposal is non-binding and is subject to limited, customary conditions, including (i) negotiation and execution of mutually acceptable definitive agreements, (ii) completion of confirmatory due diligence, (iii) approval of the Revised Proposal by the holders of a majority of the outstanding shares of Seer common stock not owned by me or my affiliates (a “majority-of-the-minority” vote) and (iv) customary regulatory approvals. It is not subject to a financing contingency.

1 Payouts tied to per share amounts correspond to $5mm, $10mm, $15mm and $20mm, respectively.

2 Payouts tied to per share amounts correspond to $5mm, $10mm, $30mm, $50mm, $80mm, $110mm, $140mm, $175mm, $205mm, $235mm, $265mm and $295mm, respectively.

I respectfully request that the Special Committee:

•
Continue to treat me as recused from all Board-level deliberations regarding this Revised Proposal, the Radoff-JEC alternative, and any related strategic review;
•
Engage with me on this Revised Proposal; and
•
Publicly disclose the existence and terms of this Revised Proposal so that our stockholders may consider it.

I remain committed to a process that is rigorous, independent, and fair. I am prepared to engage constructively with the Special Committee and its advisors whenever the Special Committee is ready to do so, and I will support the Special Committee in whatever process it deems appropriate.

I am also prepared to proceed quickly. Because of my existing knowledge of the business, I do not require any incremental time to complete a due diligence investigation of the Company. I am prepared to proceed with the Revised Proposal efficiently and to work with the Special Committee to close the transaction quickly, which I believe will enable the delivery of the greatest value to stockholders in the proposed transaction.

I would respectfully encourage the Special Committee to consider parallel-tracking its engagement with me alongside any other assessment of strategic alternatives the Special Committee may be undertaking. A concurrent process would allow everyone to be in a position to negotiate, execute, and announce a definitive agreement by the end of August 2026, which I believe would be in the best interests of the Company’s stockholders.

To further accelerate certainty and cash delivery to stockholders, I would propose structuring the transaction as a two-step merger comprising a first-step tender offer followed promptly by a back-end merger without an additional stockholder vote. This structure would allow the transaction to close by the end of September 2026 — providing stockholders with meaningful speed and certainty of receipt of the upfront cash consideration, while preserving the full CVR upside described above.

This letter is an expression of interest only and does not constitute a binding offer or a commitment to enter into any transaction. No legally binding obligation will arise unless and until definitive agreements are executed.

Respectfully,

/s/ Omid Farokhzad
Omid Farokhzad, M.D.

Chief Executive Officer (signing in personal capacity)

Seer, Inc.

cc: Wilson Sonsini Goodrich & Rosati